EXHIBIT 10.1

SHARE PURCHASE AGREEMENT

This agreement (“Agreement”) is made as of this 3rdth day of December, 2007, by and between ICC Worldwide, Inc. (formally Torbay Holdings, Inc), a Delaware Corporation (“Issuer” or the “Company”) and The Melanie S. Altholtz Irrevocable Trust which is located at 1800 Second St, Ste 758, Sarasota, FL 34236 (“Buyer”).

WITNESSETH:

WHEREAS, Issuer desires to sell and Buyer desires to purchase for the consideration hereinafter set forth certain shares of Preferred and Common stock of the Company; and

WHEREAS Buyer is an investor in The Black Diamond Fund, LLLP, a Minnesota limited liability limited partnership which holds preferred and common stock of the Issuer in its portfolio; and

WHEREAS, Issuer and Buyer desire to set forth in this Agreement all the terms, conditions and covenants upon which such purchase and sale are to be consummated;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations, herein contained, Issuer and Buyer agree as follows:

1.	Purchase and Sale of Shares.

1.0.1 Issuer shall transfer and convey to Buyer and Buyer shall purchase from Issuer subject to the terms and conditions hereinafter set forth, a total of 1,054,552 shares of the Company’s Series C preferred stock. Such transfer and conveyance is contingent upon the Delaware Secretary of State’s approval of the Certificate of Designations for a total of 10,000,000 shares of the Company’s preferred stock as Series C preferred stock.

1.0.2  Issuer shall transfer and convey to Buyer and Buyer shall purchase from Issuer subject to the terms and conditions hereinafter set forth, a total of 4,921,267 shares of Company common Stock (the “Common Stock”).

1.1 Purchase Price. As consideration for the sale of the Shares by Issuer to Buyer and the performance by Issuer of all of the terms and conditions of this Agreement, Buyer shall pay to Issuer the total sum of up to Two Hundred and Fifty Thousand Dollars ($250,000) payable in cash or by wire transfer. Of this total, $75,984 is to purchase the preferred shares in paragraph 1.0.1 above and $174,016 is to purchase the common shares in paragraph 1.0.2 above.

2.	Put Option. At the Buyer’s election the Company must repurchase the shares of Series C Preferred Stock held by the Buyer as follows:

2.1 Starting in the third calendar quarter of 2008, the Company will set aside for the purchase from the Buyer of shares of Series C Preferred Stock three (3%) of its positive net income before income taxes as reported in the Company’s Form 10-QSB or Form 10-KSB as required to be filed by SEC regulations for the calendar quarter for which the election by Buyer is made.

2.2 Within twenty [20] days of the start of the calendar quarter for which the election is to be made, Buyer must give to the Company written notice of such election. The parties shall use their best efforts to consummate the sale of the shares within ten days after the filing of the required 10-KSB or 10-QSB with the SEC for the quarter in which the election is made. In connection with such sale the Company shall deliver to the Buyer the immediately available funds set aside in paragraph 2.1 to purchase shares at the rate of $1 per Series C Preferred share and the Buyer shall deliver to the Company a certificate or certificates for the shares of Series C Preferred Stock being sold by the Buyer to the Company, together with an executed stock power transferring such shares to the Company.

2.3 The election by the Buyer under this Section 2.2 is not cumulative and lapses for any quarter the option is not timely elected.

3.	Representation and Warranties of Buyer. Buyer represents, warrants and agrees for the benefit of Issuer as follows:

3.1. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer directly with Issuer and without the intervention of any other person. Buyer has not acted in any manner as to give rise to any valid claims against either of the parties hereto for a finder’s fee, brokerage commission or any other like payment.

3.2. Investment Representations. Buyer understands that the Shares have not been registered under the Securities Act of 1933, as amended, and are being sold in reliance upon the exemption afforded by Section 4(2) thereof for transactions by an issuer not involving any public offering. Buyer represents that (i) the Shares are being acquired for investment and without any present view toward distribution thereof to any other persons, (ii) Buyer will not sell or otherwise dispose of such Shares except in compliance with the registration requirements or exemptions provisions under the Securities Act of 1933, as amended, and the rules and regulations thereunder and (iii) Buyer is knowledgeable and experienced in financial business matters including businesses similar to Company’s. Buyer has no current intention of selling, transferring or otherwise disposing of the Shares to any other person or entity.

4.	Miscellaneous.

4.1. Expenses. Each party to this Agreement shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement.

4.2. Amendment. This Agreement shall not be amended or modified except by a writing duly executed by Issuer and Buyer.

4.3. Entire Agreement. This Agreement, including the Schedules and the other instruments, agreements and documents delivered pursuant to this Agreement, contain all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

4.4. Headings. The headings contained in this Agreement are intended solely for the convenience and shall not affect the rights of the parties to this Agreement.

4.5. Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered to the persons identified below, or three days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, or via electronic mail (e-mail) addressed as follows:

If to Issuer:	If to Buyer:
ICC Worldwide, Inc.	The Melanie S. Altholtz Irrevocable Trust
Attn: Rich Lauer. President	Attn: Adam Altholtz. Trustee
3334 E. Coast Hwy #424	1800 Second St, Ste 758
Corona Del Mar, CA 92625-2328	Sarasota, FL 34236

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this paragraph.

4.6. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

4.7. Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

4.8. Binding Effect - Assignment. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement, which it may withhold in its absolute discretion.

4.9. No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or an assignee of a party to this Agreement.

4.10. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

4.11. Governing Laws. This Agreement and any disputes thereto will be governed by and construed under the laws of the State of Florida without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida any other jurisdiction) that would require the application of any other law.

4.12. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

4.13. Cooperation. Buyer and Issuer will cooperate with each other and cause its employees to cooperate with the other, including the giving of testimony, in connection with any litigation or similar matter arising out of the operation of the Company’s business or this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto the day and year first above written.

Buyer:	Issuer:

/s/ Adam Altholtz	/s/ Richard K Lauer
Adam Altholtz, Trustee	Richard K Lauer, President
The Melanie S. Altholtz Irrevocable Trust	ICC Worldwide, Inc.
(formerly Torbay Holdings, Inc.)